CUSIP No. 867017105

Exhibit 99.4

January 23, 2009

Board of Directors of Sunair Services Corporation

c/o Mr. John H. Hill, Jr.

Senior Managing Director

Hyde Park Capital Partners, LLC

701 North Franklin Street

Tampa, FL 33602

c/o Stephen K. Roddenberry, Esq.

Akerman Senterfitt

One Southeast Third Avenue, 25th Floor

Miami, FL 33131-1714

Gentlemen:

On behalf of Massey Services, Inc. (“Massey”), we submit this letter to the Board of Directors of Sunair Services Corporation (the “Board of Directors.”) The purpose of this letter is to notify the Board of Directors that our non-binding offer to acquire 100% of the common stock of Sunair Services Corporation (“Sunair”) is being withdrawn.

Our January 15, 2009 letter to the Board of Directors stated that in the event the Board of Directors did not agree to negotiate definitive agreements based upon the terms of our offer, our offer would be withdrawn on January 26, 2009. The Board of Directors and its representatives have communicated to us that instead of proceeding to negotiate definitive agreements with Massey, the Board of Directors has now chosen, months after our initial offer, to begin an alternative sale process. As a result of this response and Sunair’s further delay, Massey is hereby withdrawing its offer.

Sincerely,

MASSEY SERVICES, INC.

By:	/s/ Gwyn A. Elias
Gwyn A. Elias
Senior Vice President,
Chief Financial Officer